Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS SECOND QUARTER 2011 RESULTS

HAMDEN, CT – August 9, 2011 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based industries, today announced financial results for the three and six months ended June 30, 2011.  Summary results for the periods are as follows:

	Three months ended June 30,			Six months ended June 30,
(in $000s, except EPS)	2011	2010	% change	2011	2010	% change
Net Sales	$17,519	$16,443	6.5%	$38,213	$30,651	24.7%

Operating income	2,210	1,798	22.9%	4,998	2,780	79.8%
Net income	1,442	1,145	25.9%	3,267	1,774	84.2%
Diluted earnings per share	$0.15	$0.12	25.0%	$0.34	$0.19	78.9%

“I am pleased with our second quarter 2011 results as we continue to grow our top line while successfully keeping our operating expenses in check, resulting in improving margins,” said Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies. “For the quarter, TransAct experienced a second consecutive quarter of significant growth in the lottery market, largely due to sales of our new thermal lottery printer for GTECH.   We are also excited about the recent contract we signed for our new EPICENTRAL™ software system, which will be going live shortly, as well as the announcement of our acquisition of Printrex, Inc. which we believe will be a key component in our growth strategy going forward.”

Mr. Shuldman continued, “For the second quarter of 2011, our overall lottery printer sales were up 103% from the prior-year quarter due to significant orders from GTECH for our new thermal lottery printer.  Overall casino and gaming printer sales declined 6% from the prior-year period; domestic casino and gaming printer sales increased 14% in the quarter even as the domestic market continues to struggle, as we believe we gained market share during the quarter.  However, international casino and gaming printer sales declined 16% during the quarter, as higher sales into the Asia-Pacific market could not offset a decline of printer shipments related to video lottery terminal installations in Italy during 2010 that did not repeat in 2011.  Banking and POS printer sales declined 29%, as we experienced lower POS sales primarily due to fulfilling a large order to a retail customer in the second quarter of 2010.  TransAct Services Group revenue increased by 1% compared to the second quarter of 2010, primarily due to a 14% increase in sales of consumable products mostly offset by lower service revenue.  Lastly, our balance sheet remains solid, with $10.9 million in cash and no debt outstanding as of June 30, 2011.”

Second Quarter 2011 Results

Revenue for the second quarter of 2011 was $17.5 million, an increase of 7% compared to $16.4 million in the prior-year period.  Gross margin for the second quarter of 2011 was 38.0%, compared to 37.4% in the prior-year quarter due to lower manufacturing overhead expenses on higher sales volume.  Operating expenses were $4.5 million, an increase of $0.1 million from the prior-year period, driven largely by a restructuring charge of $0.2 million related to the closing of the New Britain, CT service facility.  Excluding this charge, operating expenses declined $0.1 million from the prior-year period.  The Company recorded net income in the second quarter of 2011 of approximately $1.4 million, or $0.15 per diluted share, compared to net income of approximately $1.1 million, or $0.12 per diluted share, in the prior-year period.

Commenting on the financial results, Steven A. DeMartino, President and Chief Financial Officer of TransAct Technologies said, “We are pleased with our quarterly financial results that were again driven by higher lottery printer sales.  In addition, we were able to increase our gross margin in the quarter and raise our operating margin to 12.6%, once again demonstrating the leverage in our business model.”

Six Month 2011 Results

Revenue for the six months ended June 30, 2011 was $38.2 million, an increase of 25% compared to $30.7 million in the prior-year period.  Gross margin for the six months ended June 30, 2011 was 35.6%, a decrease of approximately 140 basis points from 37.0% in the prior-year period.  Operating expenses for the first half of 2011, which included a restructuring charge of $0.2 million related to the closing of the New Britain, CT service facility, were $8.6 million, consistent with the prior-year period.  Excluding the restructuring charge, operating expenses declined $0.2 million from the prior-year period. The Company recorded net income of approximately $3.3 million, or $0.34 per diluted share, for the six months ended June 30, 2011, compared to net income of approximately $1.8 million, or $0.19 per diluted share, for the prior-year period.

Subsequent Event

On August 3, 2011, TransAct announced it entered into an agreement to acquire substantially all the assets of Printrex, Inc., a leading manufacturer of high-performance specialty printers primarily sold into the oil and gas exploration market, for $4 million plus contingent consideration related to new products under development.  The acquisition is expected to close in the third quarter of 2011, subject to customary closing conditions.

Liquidity and Capital Resources

As of June 30, 2011, TransAct had approximately $10.9 million in cash and cash equivalents, and no debt obligations outstanding under its $20 million revolving credit facility.  During the second quarter of 2011, the Company repurchased 108,763 shares for approximately $1.3 million (average price of $11.94 per share) under its stock repurchase program.  TransAct’s $10 million repurchase program allows the Company to repurchase up to $8.0 million in additional shares through May 2013.

Investor Conference Call / Webcast Details

TransAct will review detailed second quarter 2011 results during a conference call today at 5:00 PM EDT. The conference call-in number is 888-312-9837. A replay of the call will be available from 8:00 PM EDT on Tuesday, August 9 through midnight EDT on Tuesday, August 16 by telephone at 877-870-5176; passcode 4706779.  Investors can also access the conference call via a live webcast on the Company's Web site at http://www.transact-tech.com.  A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include casino, gaming, lottery, banking, kiosk and point-of-sale.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over two million printers installed around the world.  TransAct is committed to world-class printer service, spare parts and accessories required by a growing worldwide installed base of printers.  Beyond printers, TransAct is a leader in providing printing supplies to the full transaction printer market.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming and government markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT.  For more information on TransAct, visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, the Company’s ability to successfully integrate the Printrex business with its existing operations, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on a sole source contractor manufacturer for the assembly of a large portion of our products in China; the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; and risks associated with potential future acquisitions. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:

TransAct Technologies Incorporated
Steven DeMartino, President and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$17,519	$16,443	$38,213	$30,651
Cost of sales	10,856	10,288	24,618	19,307
Gross profit	6,663	6,155	13,595	11,344

Operating expenses:
Engineering, design and product development	815	799	1,584	1,544
Selling and marketing	1,653	1,618	3,172	3,201
General and administrative	1,801	1,940	3,657	3,819
Restructuring	184	-	184	-
	4,453	4,357	8,597	8,564
Operating income	2,210	1,798	4,998	2,780

Other expense:
Interest, net	7	6	11	8
Other, net	2	2	17	8
	9	8	28	16

Income before income taxes	2,219	1,806	5,026	2,796
Income taxes	777	661	1,759	1,022
Net income	$1,442	$1,145	3,267	$1,774

Net income per common share:
Basic	$0.15	$0.12	$0.35	$0.19
Diluted	$0.15	$0.12	$0.34	$0.19

Shares used in per share calculation:
Basic	9,388	9,394	9,417	9,371
Diluted	9,667	9,562	9,676	9,543

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Banking and point-of-sale	$2,826	$3,964	$5,288	$6,317
Casino and gaming	5,947	6,299	12,901	13,260
Lottery	4,973	2,450	12,515	4,106
TransAct Services Group	3,773	3,730	7,509	6,968
Total net sales	$17,519	$16,443	$38,213	$30,651

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	June 30,	December 31,
(In thousands)	2011	2010
Assets:
Current assets:
Cash and cash equivalents	$10,948	$11,285
Receivables, net	10,414	10,864
Inventories	12,704	12,795
Deferred tax assets	1,705	1,705
Other current assets	493	403
Total current assets	36,264	37,052

Fixed assets, net	3,604	4,071
Goodwill	1,469	1,469
Deferred tax assets	784	789
Intangible and other assets, net	774	240
	6,631	6,569
Total assets	$42,895	$43,621

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$5,184	$8,342
Accrued liabilities	2,466	2,865
Deferred revenue	272	320
Total current liabilities	7,922	11,527

Deferred revenue, net of current portion	271	295
Deferred rent, net of current portion	375	393
Other liabilities	338	272
	984	960
Total liabilities	8,906	12,487

Shareholders’ equity:
Common stock	108	106
Additional paid-in capital	24,296	22,875
Retained earnings	20,204	16,937
Accumulated other comprehensive loss, net of tax	(61)	(69)
Treasury stock, at cost	(10,558)	(8,715)
Total shareholders’ equity	33,989	31,134
Total liabilities and shareholders’ equity	$42,895	$43,621